                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  FORM 8-K


                               CURRENT REPORT


   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)      February 19, 1996



                              KOLLMORGEN CORPORATION
             (Exact name of registrant as specified in its charter)


          New York                     1-5562               04-2151861
(State or other jurisdiction of      (Commission       (I.R.S. Employer
 incorporation or organization)      File Number)      Identification No.)


  1601 Trapelo Road, Waltham, Massachusetts                   02154
(Address of principal executive offices)                 (Zip Code)



Registrant's telephone number, including area code:     (617) 890-5655



                                 None
     (Former name or former address, if changed since last report.)

Item 5.   Other Events

  Pursuant to the terms of the Preferred Stock Agreement dated
March 27, 1990 ("Preferred Agreement") among the Company and the persons listed on Schedule 1 thereto, the Company, on February 19, 1996, redeemed all of the outstanding $23.2 million Series D Convertible Preferred Stock ("Preferred Stock") at 110% of par value plus accrued and unpaid dividends. The Preferred Stock had a dividend rate of 9.5% per year and was convertible into 1,717,591 shares of the Company's Common Stock, $2.50 par value at a conversion price of $13.50 per share.

  The redemption of the Preferred Stock by the Company resulted in a one-time charge to shareholder's equity of $2.3 million or $0.24 per share of Common Stock.

  The Company financed the redemption of the Preferred Stock through a five year $25 million amortizing term loan bearing interest at 7.45% ("Term Loan") provided under the Company's Third Amended and Restated Credit Agreement among the Company, The First National Bank of Boston and other financial institutions listed thereto, and The First National Bank of Boston, as Agent ("Credit Agreement"). In addition to the Term Loan, the Credit Agreement provides a stand-by letter of credit and revolving credit facility of up to $20 million, with a $12.5 million sublimit on letters of credit. The obligations of the Company under the Credit Agreement are secured by substantially all of the Company's tangible and intangible assets.


Item 7.   Financial Statements and Exhibits

  (c) Exhibits -

      10(A) Third Amended and Restated Credit Agreement dated as of January 19, 1996, among Kollmorgen Corporation, The First National Bank of Boston, Certain Other Financial Institutions listed on Schedule 1, and the First National Bank of Boston, as Agent, incorporated by reference to EX-10(A) of the Form SE filed on February 23, 1996

                                 SIGNATURES


  Pursuant to the requirements of the Securities Exchange Act of 1934, the Corporation has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                       KOLLMORGEN CORPORATION



                       By:   /s/  Robert J. Cobuzzi
                       Robert J. Cobuzzi, Senior Vice President,
                        Treasurer and Chief Financial Officer


Date: February 26, 1996